Monday May 17, 7:59 am Eastern Time

Company Press Release

eCom eCom.com Inc. Secures Additional Funding

RIVIERA BEACH, Fla.--(BUSINESS WIRE)--May 17, 1999--eCom eCom.com, Inc. (OTC BB:ECEC), developers of Internet e-commerce enterprises, today announced that it has signed a $3 million private placement agreement.

"ECEC has reached yet another milestone," said CEO David J. Panaia. "This private placement will provide our company with immediate funds to aggressively acquire other e-commerce related companies and to expand our Internet presence through Lycos" (NASDAQ: LCOS - news).

This agreement is on the heels of the company's major announcement last week regarding its secured $30 million private equity line investment, with options to expand up to $50 million. The financial agreement is with Swartz Private Equity, LLC of Roswell, Georgia. "I believe that our secured financial backing has caught the public's attention. Last Friday, ECEC closed strongly despite the negative day experienced by the vast majority of Internet companies," said Panaia.

Currently the company is exploring acquisition opportunities with several e-commerce related companies and it expects to finalize a major acquisition or two in the immediate future. "ECEC's vision is to provide Internet users with a wide array of products and services. Our company's strength is that we are more than just an online auction company," said Panaia.

About eCom eCom.com, Inc.

ECom eCom.com, Inc. develops unique Internet e-commerce enterprises. The company is the parent of the ECEC Trading Club which is carving its niche in an Internet auction industry that has been projected to reach
$52 billion in sales by 2002. It also owns US Amateur Sports Company which is being developed as a portal for amateur athletes up to college age.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from those discussed in such forward-looking statements.

Contact:

     eCom eCom.com Inc., Riviera Beach
     David J. Panaia, 561/622-4395
     dave@usas.com



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Tuesday May 18, 7:59 am Eastern Time

Company Press Release

Clarification of the $3 Million Private Placement Agreement Announced Yesterday Morning

RIVIERA BEACH, Fla.--(BUSINESS WIRE)--May 18, 1999--eCom eCom.com, Inc. (OTC/BB: ECEC) has entered into an agreement with a placement agent to conduct an offering of $3 million of equity securities to qualified institutional investors. The placement will be sold on a best efforts basis to institutional investors and strategic partners who are qualified to purchase private placement securities and have a pre-qualified interest in the investment. The terms of the investment will be negotiated directly between ECEC and the investor. The equity securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Contact:

     eCom eCom.com Inc., Riviera Beach
     David J. Panaia, 561/622-4395
     dave@usas.com



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